Exhibit 99.1

News Release

HealthGate Media Contact:

HEALTHGATE DATA CORP. SELLS PATIENT	Amanda Vega
CONTENT REPOSITORY ASSETS TO EBSCO	602-569-9880
PUBLISHING FOR $8.1 MILLION	amanda@amandavega.com

Burlington, MA — May 9, 2005—HealthGate Data Corp. (HGAT) announced today that it has sold to EBSCO Publishing, Inc. substantially all of the assets of HealthGate’s patient content repository business for $8.1 million in cash at closing, plus the assumption of certain liabilities of the business.

HealthGate is retaining its evidence-based medical guidelines and its Quality Architect™ and InteractiveIC™ products and services, which HealthGate plans to continue to develop, market and license to healthcare organizations.

About HealthGate

HealthGate Data Corp. (HGAT) is a provider of evidence-based support tools, applications, and healthcare content that helps healthcare providers and payors improve quality of care, reduce variability of care, reduce costs, and reduce risk and liability. HealthGate’s evidence-based clinical guidelines are backed by rigorous and independent medical review supported through its affiliations with academic medical facilities including Duke University Medical Center, Vanderbilt University Medical Center, Emory University School of Medicine, and Oregon Health and Science University.

HealthGate has recently been awarded a GSA schedule contract. The contract, which went into effect on October 4, 2004, was awarded under GSA’s Federal Supply Schedule Contract 76 for Publications and Media. HealthGate’s GSA schedule contract number is GS-02F-0001R.

HealthGate is publicly traded under the symbol of HGAT on the OTC Bulletin Board (OTCBB). More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions, and are subject to certain risks and uncertainties, including, among others: the market for HealthGate’s Quality Improvement and Risk Management Solutions products and services; HealthGate’s ability to timely develop its Quality Architect product and to develop new products and services; HealthGate’s ability to generate sufficient revenues from its evidence-based medical guidelines, its InteractiveIC product and its other future Quality Improvement and Risk Management Solutions products and services; HealthGate’s ability to keep up with the rapid technological developments in the health care industry; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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